Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

New October Contracts for Commonwealth Biotechnologies, Inc.

Total $ 1.5 Million

Company Shows Unaudited 3Q Net Income of $ 84,000

RICHMOND, VA (October 14, 2003) – Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE) today announced that it has signed new contracts in October valued at $ 1.5 million. The total of new long-term contract work signed so far in 2003 is nearly $ 7 million. These new contracts come on the heels of new 3Q contract signings of $ 2 million announced in September.

All of the new contract work is in the general area of bio-defense. In pursuit of the various contract objectives, CBI will continue to develop and validate detection assays based on its mass spectrometry and DNA sequence analysis platforms. While details of the contracts cannot be released, these new awards start immediately and will be completed by 3Q 2004. Once the current phase of work is completed, CBI expects that the new contracts will be renewed going forward into 2005.

“At this point, our shareholders should have a real sense of our strengthening market position in the area of bio-defense,” said Robert B. Harris, President and CEO and Program Manager for one of the new contracts. “We have worked hard to gain industry recognition in this arena and are now realizing the outcome of our efforts. CBI offers comprehensive capabilities that make us very attractive to the various sponsors of this work, and we are excited by the fact that we are signing new contracts on a regular basis. It is noteworthy that the value of our new contract signings in 2003 exceed our total revenue for all of 2002.”

The Company today also released unaudited financials for the 3Q and year-to-date. The Company’s 10-QSB is expected to be released on November 15. The Company expects to report net income for the 3Q of $ 84,000 on revenues of $ 1.38 million. For the year, the Company is reporting a loss of approximately $ 94,000 on gross revenues of about $ 3.8 million. This compares with 2002 year-to-date gross revenues of $ 3.45 million and a loss of $ 232,000. In 2003, the Company has realized positive cash flows of approximately $ 186,000.

“CBI continues to strengthen its financial position in all areas,” said Jim Brennan, company Controller. “Gross revenues are increasing, expenses are being tightly controlled, and productivity is higher with existing staff members. These are all very positive trends.”

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,700 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that (a) CBI will continue to see positive trends in financial performance; (b) the Company will effectively compete for additional contracts or renewals; or (c) that once granted, gross revenues anticipated from the new contracts will be received by the Company. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.